Exhibit 99.1

FTC Solar Announces Fourth Quarter 2024 Financial Results

Fourth Quarter Highlights and Recent Developments

•
Fourth quarter revenue of $13.2 million, at the high end of our prior target
•
Entered into 5-gigawatt supply arrangement with Recurrent Energy
•
Awarded 330+ megawatt project in Australia from GPG Naturgy
•
Awarded 280-megawatt project in U.S. from Rosendin
•
Appointed industry veteran Kent James as U.S. Chief Commercial Officer
•
Received additional $3.2 million earn-out on prior investment post quarter end
•
Announced upsizing of promissory note offering for up to additional $10-$15 mil. to close in Q2

AUSTIN, Texas — March 31, 2025– FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, today announced financial results for the fourth quarter that ended December 31, 2024.

“In addition to reporting favorable quarterly results relative to our targets, I’m pleased to say that we have had a number of recent wins and building momentum,” said Yann Brandt, President and Chief Executive Officer of FTC Solar. “Last quarter I highlighted a new 1-gigawatt supply agreement with Dunlieh Energy, a 500+ megawatt supply agreement with Strata Clean Energy, additional detail on a 1-gigawatt agreement with Sandhills Energy, a $15 million note placement and a $4.7 million cash earn-out on a prior investment. Building on those successes, today we announced several additional wins, including a new 5-gigawatt supply arrangement with Recurrent Energy, a 330+ megawatt project award from GPG Naturgy, a 280-megawatt project award from Rosendin, an additional earn-out payment, and an upsizing to our promissory note offering.

“During the first six months of my tenure, we have been focused on shoring up our near-term backlog. In aggregate we have added multiples of our current annual revenue run rate to our backlog, signing several gigawatts of agreements with Tier 1 accounts along with other awards, added more than $30 million in additional liquidity to our balance sheet, strengthened our sales team with new hires including Kent James, further strengthened our product offering and capabilities and increased our commercial traction with bids on many gigawatts of future projects.

“I believe that FTC Solar is in an incredibly fortunate situation in many respects with products that customers love, a business they enjoy working with, a cost structure that will enable strong margin growth and profitability, and a compelling 1P product set that opens up the 85% of the market that wasn’t available to us in the past. We believe our revenue bottomed in Q3, we saw growth in Q4, expect growth in Q1, and have been winning many new awards that we believe will help us ramp our revenue, achieve adjusted EBITDA breakeven, and become a strong and significant competitor in the industry.”

Summary Financial Performance: Q4 2024 compared to Q4 2023

	U.S. GAAP		Non-GAAP(c)
	Three months ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Revenue	$13,202	$23,201	$13,202	$23,201
Gross margin percentage	(29.1%)	3.0%	(25.6%)	4.8%
Total operating expenses	$9,591	$12,428	$7,391	$10,848
Loss from operations(a)	$(13,428)	$(11,736)	$(9,840)	$(10,050)
Net loss	$(12,235)	$(11,177)	$(10,228)	$(9,657)
Diluted loss per share(b)	$(0.96)	$(0.89)	$(0.80)	$(0.77)

(a)
Adjusted EBITDA for Non-GAAP
(b)
Prior year amounts per share have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024
(c)
See below for reconciliation of Non-GAAP financial measures to the nearest comparable GAAP measures

Reflecting net purchase order additions and adjustments since November 12, 2024, the contracted portion of the company's backlog1 now stands at approximately $502 million.

Fourth Quarter Results

Total fourth-quarter revenue was $13.2 million, within our target range. This revenue level represents an increase of 30.2% compared to the prior quarter and a decrease of 43.1% compared to the year-earlier quarter due to lower product volumes.

GAAP gross loss was $3.8 million, or 29.1% of revenue, compared to gross loss of $4.3 million, or 42.5% of revenue, in the prior quarter. Non-GAAP gross loss was $3.4 million or 25.6% of revenue. The result for this quarter compares to non-GAAP gross profit of $1.1 million in the prior-year period, with the difference driven primarily by the impact of lower current quarter revenues which were not sufficient to cover certain fixed indirect costs.

GAAP operating expenses were $9.6 million. On a non-GAAP basis, operating expenses were $7.4 million. This result compares to non-GAAP operating expenses of $10.8 million in the year-ago quarter.

GAAP net loss was $12.2 million or $0.96 per diluted share, compared to a loss of $15.4 million or $1.21 per diluted share in the prior quarter (post-split) and a net loss of $11.2 million or $0.89 per diluted share (post-split) in the year-ago quarter. Adjusted EBITDA loss, which excludes an approximate $2.4 million net loss from stock-based compensation expense and other non-cash items, was $9.8 million, compared to losses of $12.2 million(2) in the prior quarter and $10.1 million in the year-ago quarter.

Subsequent Events

The company announced today a number of agreements, awards or other items which occurred subsequent to the end of the fourth quarter, including:

•
A 5-gigawatt supply arrangement with Recurrent Energy. Recurrent is one of the world’s largest and most geographically diversified utility-scale solar developers. The projects are expected to be located in the U.S., Europe and Australia and utilize a combination of our 1P and 2P tracker technologies. It’s anticipated that the first project revenue under this arrangement will begin in the second half of 2025.
•
A 333-megawatt project award from GPG, the power generation subsidiary of multinational energy leader Naturgy, which operates in more than 20 countries with 16 million customers. The project, which is located in Australia, will utilize our 1P Pioneer tracker and is expected to begin tracker production in mid-2025.
•
A 280-megawatt project award from Rosendin, a top 5 EPC and the largest employee-owned electrical contractor in the U.S. The project, which is located on the U.S. West Coast, will also utilize our 1P Pioneer solution and is expected to begin tracker production in mid-2025.

•
A $3.2 million earn-out on the company’s prior investment in Dimension Energy. The payment, which was received in the first quarter of 2025, brings the total escrow release and earn-outs received since 2021 to more than $15 million.
•
And finally, on March 4, 2024, the company entered into a binding term sheet to upsize the previously announced promissory note offering. Under the terms of the upsized agreement the company will issue to the Investor, in a private placement, senior secured promissory notes in an aggregate principal amount of up to an additional $10-$15 million dollars and common stock purchase warrants. The transaction is expected to close during the second quarter. This is in addition to the $15 million received in the fourth quarter of 2024.

Outlook

For the first quarter, we expect revenue at the midpoint of our guidance range to be up approximately 44% relative to the fourth quarter.

(in millions)	4Q'24 Guidance	4Q'24 Actual	1Q'25 Guidance(3)
Revenue	$10.0 – $14.0	$13.2	$18.0 – $20.0
Non-GAAP Gross Loss	$(4.2) – $(1.5)	$(3.4)	$(4.8) – $(2.3)
Non-GAAP Gross Margin	(42.2%) – (10.7%)	(25.6%)	(26.6%) – (11.7%)
Non-GAAP operating expenses	$8.2 – $9.0	$7.4	$7.7 – $8.4
Non-GAAP adjusted EBITDA	$(13.7) – $(9.9)	$(9.8)	$(13.3) – $(10.0)

We continue to expect to achieve adjusted EBITDA breakeven on a quarterly basis within 2025.

Fourth Quarter 2024 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its fourth quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at https://investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Footnotes

1. The term ‘backlog’ or ‘contracted and awarded’ refers to the combination of our executed contracts (contracted) and awarded orders (awarded), which are orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that have been awarded in writing or verbally with a mutual understanding that the order will be contracted in the future. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers, and we instead use estimated average selling price to calculate the revenue included in our contracted and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed, and there is also a risk that a contract may never be executed for an awarded but uncontracted project, or that a contract may be executed for an awarded but uncontracted project at a date that is later than anticipated, or that a contract once executed may be subsequently amended, supplemented, rescinded, cancelled or breached, including in a manner that impacts the timing and amounts of payments due thereunder, thus reducing anticipated revenues. Please refer to our SEC filings, including our Form 10-K, for more information on our contracted and awarded orders, including risk factors.

2. A reconciliation of prior quarter Non-GAAP financial measures to the nearest comparable GAAP measures may be found in Exhibit 99.1 of our Form 8-K filed on November 12, 2024.

3. We do not provide a quantitative reconciliation of our forward-looking non-GAAP guidance measures to the most directly comparable GAAP financial measures because certain information needed to reconcile those measures is not available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying these measures as a result of changes in project schedules by our customers that may occur, which are outside of our control, and the impact, if any, of credit loss provisions, asset impairment charges, restructuring or changes in the timing and level of indirect or overhead spending, as well as other matters, that could occur which could significantly impact the related GAAP financial measures.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”), our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the SEC, our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. Any forward-looking statements in this release speak only as of the date on which they are made. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except shares and per share data)	2024	2023	2024	2023
Revenue:
Product	$10,428	$20,945	$37,520	$101,872
Service	2,774	2,256	9,835	25,130
Total revenue	13,202	23,201	47,355	127,002
Cost of revenue:
Product	13,553	19,620	48,185	93,314
Service	3,486	2,889	11,764	25,381
Total cost of revenue	17,039	22,509	59,949	118,695
Gross profit (loss)	(3,837)	692	(12,594)	8,307
Operating expenses
Research and development	1,474	1,450	5,915	7,166
Selling and marketing	2,051	4,924	8,881	14,811
General and administrative	6,066	6,054	25,440	37,107
Total operating expenses	9,591	12,428	40,236	59,084
Loss from operations	(13,428)	(11,736)	(52,830)	(50,777)
Interest expense, net	(208)	(59)	(319)	(253)
Gain from disposal of investment in unconsolidated subsidiary	4,722	421	8,807	1,319
Gain on sale of Atlas	906	—	906	—
Loss from change in fair value of warrant liability	(4,322)	—	(4,322)	—
Other income (expense), net	346	8	468	(257)
Loss from unconsolidated subsidiary	(319)	(324)	(1,086)	(660)
Loss before income taxes	(12,303)	(11,690)	(48,376)	(50,628)
(Provision for) benefit from income taxes	68	513	(230)	338
Net loss	(12,235)	(11,177)	(48,606)	(50,290)
Other comprehensive income (loss):
Foreign currency translation adjustments	(311)	219	(249)	(232)
Comprehensive loss	$(12,546)	$(10,958)	$(48,855)	$(50,522)
Net loss per share:
Basic and diluted (*)	$(0.96)	$(0.89)	$(3.83)	$(4.35)
Weighted-average common shares outstanding:
Basic and diluted (*)	12,787,050	12,510,743	12,675,923	11,554,615

___________

(*)	Prior year amounts per share and number of shares, as applicable, have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024.

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$11,247	$25,235
Accounts receivable, net of allowance for credit losses of $1,717 and $8,557 at December 31, 2024 and December 31, 2023, respectively	39,709	65,279
Inventories	10,144	3,905
Prepaid and other current assets	15,028	14,089
Total current assets	76,128	108,508
Operating lease right-of-use assets	1,149	1,819
Property and equipment, net	2,217	1,823
Intangible assets, net	—	542
Goodwill	7,139	7,353
Equity method investment	954	240
Other assets	2,341	2,785
Total assets	$89,928	$123,070
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$12,995	$7,979
Accrued expenses	20,134	34,848
Income taxes payable	325	88
Deferred revenue	5,306	3,612
Other current liabilities	10,313	8,138
Total current liabilities	49,073	54,665
Long-term debt	9,466	—
Operating lease liability, net of current portion	411	1,124
Warrant liability	9,520	—
Other non-current liabilities	2,422	4,810
Total liabilities	70,892	60,599
Commitments and contingencies
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of December 31, 2024 and December 31, 2023	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 12,853,823 and 12,544,533 shares issued and outstanding as of December 31, 2024 and December 31, 2023(*)	1	1
Treasury stock, at cost; 1,076,257 shares as of December 31, 2024 and December 31, 2023	—	—
Additional paid-in capital(*)	367,318	361,898
Accumulated other comprehensive loss	(542)	(293)
Accumulated deficit	(347,741)	(299,135)
Total stockholders’ equity	19,036	62,471
Total liabilities and stockholders’ equity	$89,928	$123,070

___________

(*)	Prior year shares and amounts, as applicable, have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024.

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Year ended December 31,
(in thousands)	2024	2023
Cash flows from operating activities
Net loss	$(48,606)	$(50,290)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	5,412	8,295
Depreciation and amortization	1,671	1,375
Loss from change in fair value of warrant liability	4,322	—
Gain from sale of property and equipment	—	(2)
Amortization of debt discount and issue costs	296	709
Paid-in-kind non-cash interest	146	—
Provision for obsolete and slow-moving inventory	177	706
Loss from unconsolidated subsidiary	1,086	660
Gain from disposal of investment in unconsolidated subsidiary	(8,807)	(1,319)
Gain on sale of Atlas	(906)	—
Warranties issued and remediation added	7,204	4,310
Warranty recoverable from manufacturer	558	90
Credit loss provisions	2,072	7,373
Deferred income taxes	83	138
Lease expense and other	1,123	996
Impact on cash from changes in operating assets and liabilities:
Accounts receivable	23,498	(23,600)
Inventories	(6,416)	10,338
Prepaid and other current assets	(934)	(3,681)
Other assets	(376)	383
Accounts payable	4,963	(7,960)
Accruals and other current liabilities	(19,292)	10,582
Deferred revenue	1,754	(7,704)
Other non-current liabilities	(2,696)	(3,083)
Lease payments and other, net	(1,031)	(972)
Net cash used in operations	(34,699)	(52,656)
Cash flows from investing activities:
Purchases of property and equipment	(1,645)	(816)
Proceeds from sale of Atlas software platform	900	—
Equity method investment in Alpha Steel	(1,800)	(900)
Proceeds from disposal of investment in unconsolidated subsidiary	8,807	1,319
Net cash provided by (used in) investing activities	6,262	(397)
Cash flows from financing activities:
Proceeds from borrowings	14,550	—
Sale of common stock	—	34,007
Stock offering costs paid	—	(283)
Financing costs paid	(60)	—
Proceeds from stock option exercises	8	226
Net cash provided by financing activities	14,498	33,950
Effect of exchange rate changes on cash and cash equivalents	(49)	(47)
Decrease in cash and cash equivalents	(13,988)	(19,150)
Cash and cash equivalents at beginning of period	25,235	44,385
Cash and cash equivalents at end of period	$11,247	$25,235

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We utilize Adjusted EBITDA, Adjusted Net Loss, and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) provision for (benefit from) income taxes, (ii) interest expense, net, (iii) depreciation expense, (iv) amortization of intangibles, (v) stock-based compensation, (vi) loss from changes in fair value of our warrant liability, and (vii) Chief Executive Officer ("CEO") transition costs, non-routine legal fees, costs associated with our reverse stock split, severance and certain other costs (credits). We also deduct the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary and gains from changes in fair value of our warrant liability from net loss in arriving at Adjusted EBITDA. We define Adjusted Net Loss as net loss plus (i) amortization of debt discount and issue costs and intangibles, (ii) stock-based compensation, (iii) loss from changes in fair value of our warrant liability, (iv) CEO transition costs, non-routine legal fees, costs associated with our reverse stock split, severance and certain other costs (credits), and (v) the income tax expense (benefit) of those adjustments, if any. We also deduct the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary and gains from change in fair value of our warrant liability from net loss in arriving at Adjusted Net Loss. Adjusted EPS is defined as Adjusted Net Loss on a per share basis using our weighted average diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present these non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross profit (loss) to the most closely related GAAP measure for the three and twelve months ended December 31, 2024 and 2023, respectively:

	Three months ended December 31,		Year ended December 31,
(in thousands, except percentages)	2024	2023	2024	2023
U.S. GAAP revenue	$13,202	$23,201	$47,355	$127,002
U.S. GAAP gross profit (loss)	$(3,837)	$692	$(12,594)	$8,307
Depreciation expense	182	139	716	478
Stock-based compensation	203	283	902	1,596
Severance costs	70	—	70	252
Non-GAAP gross profit (loss)	$(3,382)	$1,114	$(10,906)	$10,633
Non-GAAP gross margin percentage	(25.6%)	4.8%	(23.0%)	8.4%

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three and twelve months ended December 31, 2024 and 2023, respectively:

	Three months ended December 31,		Year ended December 31,
(in thousands)	2024	2023	2024	2023
U.S. GAAP operating expenses	$9,591	$12,428	$40,236	$59,084
Depreciation expense	(126)	(99)	(420)	(355)
Amortization expense	(134)	(133)	(535)	(542)
Stock-based compensation	(966)	1,032	(4,510)	(6,699)
CEO transition	(194)	—	(1,423)	—
Non-routine legal fees	—	(33)	(66)	(214)
Reverse stock split	(212)	—	(212)	—
Severance costs	(568)	(2,347)	(568)	(4,170)
Other (costs) credits	—	—	—	(3,241)
Non-GAAP operating expenses	$7,391	$10,848	$32,502	$43,863

The following table reconciles Non-GAAP Adjusted EBITDA to the related GAAP measure of loss from operations for the three and twelve months ended December 31, 2024 and 2023, respectively:

	Three months ended December 31,		Year ended December 31,
(in thousands)	2024	2023	2024	2023
U.S. GAAP loss from operations	$(13,428)	$(11,736)	$(52,830)	$(50,777)
Depreciation expense	308	238	1,136	833
Amortization expense	134	133	535	542
Stock-based compensation	1,169	(749)	5,412	8,295
CEO transition	194	—	1,423	—
Non-routine legal fees	—	33	66	214
Reverse stock split	212	—	212	—
Severance costs	638	2,347	638	4,422
Other costs	—	—	—	3,241
Other income (expense), net	346	8	468	(257)
Gain on sale of Atlas	906	—	906	—
Loss from unconsolidated subsidiary	(319)	(324)	(1,086)	(660)
Adjusted EBITDA	$(9,840)	$(10,050)	$(43,120)	$(34,147)

The following table reconciles Non-GAAP Adjusted EBITDA and Adjusted Net Loss to the related GAAP measure of net loss for the three months ended December 31, 2024 and 2023, respectively:

	Three months ended December 31,
	2024		2023
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per U.S. GAAP	$(12,235)	$(12,235)	$(11,177)	$(11,177)
Reconciling items -
Provision for (benefit from) income taxes	(68)	—	(513)	—
Interest (income) expense, net	208	—	59	—
Amortization of debt discount and issue costs in interest expense	—	60	—	177
Depreciation expense	308	—	238	—
Amortization of intangibles	134	134	133	133
Stock-based compensation	1,169	1,169	(749)	(749)
Gain from disposal of investment in unconsolidated subsidiary(a)	(4,722)	(4,722)	(421)	(421)
Loss from change in fair value of warrant liability(b)	4,322	4,322	—	—
CEO transition(c)	194	194	—	—
Non-routine legal fees(d)	—	—	33	33
Reverse stock split(e)	212	212	—	—
Severance costs(f)	638	638	2,347	2,347
Adjusted Non-GAAP amounts	$(9,840)	$(10,228)	$(10,050)	$(9,657)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic and diluted(g)	N/A	$(0.80)	N/A	$(0.77)

Weighted-average common shares outstanding:
Basic and diluted(g)	N/A	12,787,050	N/A	12,510,743

(a)

We exclude the gain from collections of contingent contractual amounts arising from the sale in 2021 of our investment in an unconsolidated subsidiary as these amounts are not considered part of our normal ongoing operations.

(b)	We exclude non-cash changes in the fair value of our outstanding warrants as we do not consider such changes to impact or reflect changes in our core operating performance.
(c)

In connection with hiring a new CEO in August 2024, we agreed to upfront and incremental sign-on bonuses (collectively, the "sign-on bonuses"), a portion of which was paid to our CEO in 2024, with clawback provisions during 2025 and 2026, and a portion of which will be paid in 2025 and 2026, all contingent upon continued employment as of the payment date. These sign-on bonuses will be expensed each period through October 1, 2026, to reflect the required service periods. We do not view these sign-on bonuses as being part of the normal on-going compensation arrangements for our CEO.

(d)	Non-routine legal fees represent legal fees and other costs incurred for specific matters that were not ordinary or routine to the operations of the business.
(e)

We incurred incremental legal and professional fees to implement a reverse stock split that was consummated effective November 29, 2024. We do not consider these fees to be part of our normal ongoing operations.

(f)

Severance costs were incurred during 2024 and 2023, due to restructuring changes involuntarily impacting a number of employees each period, to adjust our operations to reflect current market and activity levels and to take advantage of process efficiencies gained.

(g)	Prior year shares and amounts, as applicable, have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024.

The following table reconciles Non-GAAP Adjusted EBITDA and Adjusted Net Loss to the related GAAP measure of net loss for the twelve months ended December 31, 2024 and 2023, respectively:

	Year ended December 31,
	2024		2023
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per U.S. GAAP	$(48,606)	$(48,606)	$(50,290)	$(50,290)
Reconciling items -
Provision for (benefit from) income taxes	230	—	(338)	—
Interest expense, net	319	—	253	—
Amortization of debt discount and issue costs in interest expense	—	296	—	709
Depreciation expense	1,136	—	833	—
Amortization of intangibles	535	535	542	542
Stock-based compensation	5,412	5,412	8,295	8,295
Gain from disposal of investment in unconsolidated subsidiary(a)	(8,807)	(8,807)	(1,319)	(1,319)
Loss from change in fair value of warrant liability(b)	4,322	4,322	—	—
CEO transition(c)	1,423	1,423	—	—
Non-routine legal fees(d)	66	66	214	214
Reverse stock split(e)	212	212	—	—
Severance costs(f)	638	638	4,422	4,422
Other costs(g)	—	—	3,241	3,241
Adjusted Non-GAAP amounts	$(43,120)	$(44,509)	$(34,147)	$(34,186)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic and diluted(h)	N/A	$(3.51)	N/A	$(2.96)

Weighted-average common shares outstanding:
Basic and diluted(h)	N/A	12,675,923	N/A	11,554,615

(a)

We exclude the gain from collections of contingent contractual amounts arising from the sale in 2021 of our investment in an unconsolidated subsidiary as these amounts are not considered part of our normal ongoing operations.

(b)	We exclude non-cash changes in the fair value of our outstanding warrants as we do not consider such changes to impact or reflect changes in our core operating performance.
(c)

We incurred one-time incremental recruitment fees in connection with hiring a new CEO in August 2024. In addition, we agreed to upfront and incremental sign-on bonuses (collectively, the "sign-on bonuses"), a portion of which was paid to our CEO in 2024, with clawback provisions during 2025 and 2026, and a portion of which will be paid in 2025 and 2026, all contingent upon continued employment as of the payment date. These sign-on bonuses will be expensed each period through October 1, 2026, to reflect the required service periods. We do not view these sign-on bonuses as being part of the normal on-going compensation arrangements for our CEO.

(d)	Non-routine legal fees represent legal fees and other costs incurred for specific matters that were not ordinary or routine to the operations of the business.
(e)

We incurred incremental legal and professional fees to implement a reverse stock split that was consummated effective November 29, 2024. We do not consider these fees to be part of our normal ongoing operations.

(f)

Severance costs were incurred during 2024 and 2023, due to restructuring changes involuntarily impacting a number of employees each period, to adjust our operations to reflect current market and activity levels and to take advantage of process efficiencies gained.

(g)	Other costs in 2023 included the write-off of remaining prepaid costs resulting from termination of our consulting agreement with a related party.
(h)	Prior year shares and amounts, as applicable, have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024.